EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)

August 4, 1998

Nuveen Tax-Free Unit Trust, Series 1018
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1018
333 W. Wacker Drive
Chicago, Illinois 60606

RE:  Nuveen Tax-Free Unit Trust, Series 1018

Dear Sirs:

    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1018 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.

Very truly yours,

CARTER, LEDYARD & MILBURN